Exhibit 10.73.1
                                 PROMISSORY NOTE


                                                              September 24, 2001
$4,000,000                                            Corona Del Mar, California

         THIS PROMISSORY NOTE (the "Note") is a duly authorized and issued promissory note of AVINTAQUIN CAPITAL, LLC., a California limited liability company, having its principal place of business at 2333 East Pacific Coast Highway, Corona Del Mar, California 92625 (the "Company"), and is issued in the principal amount of U.S. $4,000,000 (the "Principal Amount").

         For value received, the Company promises to pay to Headwaters Incorporated, a Delaware corporation having its principal place of business at 11778 Election Drive, Suite 210, Draper, Utah 84020 (the "Holder"), the Principal Amount or so much thereof as shall from time to time be unpaid hereunder, together with accrued interest from the date hereof on the unpaid Principal Amount at the Interest Rate (as defined below). This Note shall initially bear interest from the date hereof on the unpaid Principal Amount outstanding at a rate per annum equal to the one-year LIBOR rate plus 90 basis points as reported in the Wall Street Journal, and such interest rate shall be adjusted annually on the anniversary of the date of issuance (such interest rate, as adjusted, the "Interest Rate"). Interest shall be calculated in arrears through the last day of each month and shall be due and payable quarterly on each December 1, March 1, June 1 and September 1 until the outstanding Principal Amount is paid in full. Interest shall be calculated on the basis of a 360 day year consisting of twelve (12) thirty (30) day periods. This Note is subject to the following terms and conditions:

         1. Maturity. The Principal Amount to the extent not previously paid, together with all interest accrued but not previously paid, shall be due and payable in full on September 30, 2004.

         2. Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note in full or in part may be made at any time without penalty.

         3. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Holder. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

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         4. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

         5. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Note will be in writing and will be deemed to have been given when delivered personally, or by documented overnight delivery service, or sent by telecopy, telefax, or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by first class mail, return receipt requested. Notices, demands and communications to each respective party will, unless another address is specified in a notice delivered to all other parties hereto, be sent to the address indicated herein or in the books and records of the Company from time to time.

         6. Amendments. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment effected in accordance with this Section 6 shall be binding upon the Company, the Holder and each transferee of the Note.

         7. Security. This Note is secured by, and entitled to the benefits provided in, that certain Pledge Agreement (the "Pledge Agreement") executed concurrently herewith by the Company and the Holder. The Company shall deposit in an escrow account reasonably acceptable to the Holder funds sufficient to pay interest hereunder for a period of one year. Upon the termination of such one-year period the escrow account shall terminate and any funds therein shall be released to the Company. Notwithstanding any other provision contained in this Note or the Pledge Agreement, the personal liability of any member of the Company, to pay the principal of and interest on the indebtedness evidenced hereby shall be limited to the Pledged Collateral (as such term is defined in that certain Pledge Agreement) and the proceeds, profits, issues, products and income thereof, including any received or collected by or on behalf of the Company after an event of default, except to the extent that the Company did not have the legal right because of a bankruptcy, receivership or similar judicial proceeding, to direct the disbursement of such sums. Except as otherwise provided in this Note, Holder shall not seek (a) any judgment for a deficiency against any member of the Company, or their respective heirs, legal representatives, successors or assigns, in any action to enforce any right or remedy under this Note or the Pledge Agreement, or (b) any judgment on this Note except as may be necessary in any action brought under the Pledge Agreement to enforce the lien against the Pledged Collateral.

         8. Members, Managers, Officers and Directors Not Liable. Except as provided otherwise in the Pledge Agreement, in no event shall any manager, member, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

         9. Membership Rights. This Note shall not entitle the Holder to any of the rights of a member of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of members or any other proceedings of the Company.

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

         IN WITNESS WHEREOF, the Company has executed this Note on the day and year first set forth above.


                                                      COMPANY:

                                                      AVINTAQUIN CAPITAL, LLC.


                                                      By:/s/ Eric Richardson
                                                         ----------------------
                                                         Eric Richardson
                                                         Manager

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